UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

                    EXHIBIT 99

NEWS RELEASE

February 3, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Agrees to Sell Interest in Bridgeport Energy

UIL Holdings Corporation (NYSE: UIL) today announced that it has agreed to sell its 33 1/3% ownership interest in Bridgeport Energy LLC (BE) to the majority owner of BE, an affiliate of Duke Energy, for $71 million. BE is the owner of a 520 MW, gas-fired, combined cycle, electric generating facility located in Bridgeport, Connecticut.

The sale is subject to approval of the Federal Energy Regulatory Commission and the parties expect to close in March 2006. UIL’s book value of its investment in BE as of December 31, 2005 was approximately $71 million.

The sale of UIL’s interest in BE will resolve certain matters in dispute between UIL and affiliates of Duke Energy, including a formal arbitration initiated in February 2005.

“While BE is a very efficient plant located in an energy constrained area of Connecticut the sale of our interest in BE, along with the previously announced sale of our interest in Cross Sound Cable, allows UIL to focus on its core utility business,” commented Nathaniel D. Woodson, UIL’s chief executive officer.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; and United Capital Investments, Inc., which holds a number of minority interest investments, including a 25% interest in the Cross-Sound Cable Company, LLC, and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

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